                                                                    EXHIBIT 10.2


                                   $10,000,000

                           REVOLVING CREDIT AGREEMENT

                                 BY AND BETWEEN

                            CHAMPION INDUSTRIES, INC.

                                       AND

                               NATIONAL CITY BANK


                            DATED AS OF APRIL 1, 1999

                                TABLE OF CONTENTS

   SECTION                                                                      PAGE (EXHIBIT (10.2)-p
   -------                                                                      ----------------------
   1. CERTAIN DEFINITIONS                                                                           3

   1.1   CERTAIN DEFINITIONS.                                                                       3

   1.2   CONSTRUCTION.                                                                              14
   1.2.1       Number, Inclusion.                                                                   14
   1.2.2       Determination.                                                                       14
   1.2.3       NCB's Discretion and Consent.                                                        14
   1.2.4       Documents Taken as a Whole.                                                          14
   1.2.5       Headings.                                                                            14
   1.2.6       Implied References to this Agreement.                                                14
   1.2.7       Persons.                                                                             15

   1.3.  ACCOUNTING PRINCIPLES.                                                                     15

   2. REVOLVING CREDIT COMMITMENT                                                                   15

   2.1.  REVOLVING CREDIT COMMITMENT.                                                               15

   2.2   REVOLVING CREDIT NOTE.                                                                     15

   2.3   NOTICE OF BORROWING.                                                                       16

   2.4   DISBURSEMENT OF FUNDS.                                                                     16

   2.5.  MANNER AND TIME OF PAYMENT.                                                                16

   2.6.  USE OF PROCEEDS.                                                                           17

   2.7.  FACILITY FEE.                                                                              17

   2.8.  SETOFF.                                                                                    17

   3. INTEREST                                                                                      17

   3.1   INTEREST ON THE REVOLVING LOANS.                                                           17

   3.1.1    RATE OF INTEREST.                                                                       17
   3.1.2       Interest Periods.                                                                    18
   3.1.3       Interest Payments.                                                                   18
   3.1.4       Conversion or Continuation.                                                          18
   3.1.5       Post-Maturity Interest.                                                              19
   3.1.6       Computation of Interest.                                                             20

   3.2   PREPAYMENTS.                                                                               20
   3.2.1       Voluntary Prepayments.                                                               20
   3.2.2       Mandatory Prepayments.                                                               20

   3.3   SPECIAL PROVISIONS GOVERNING LIBOR RATE LOANS.                                             20
   3.3.1       Determination of Interest Rate.                                                      20
   3.3.2       Substituted Rate of Borrowing.                                                       20
   3.3.3       Required Termination and Prepayment.                                                 21
   3.3.4.      Options of Borrower.                                                                 21
   3.3.5       Compensation.                                                                        22
   3.3.6       LIBOR Rate Taxes.                                                                    22
   3.3.7       Booking of LIBOR Rate Loans.                                                         23
   3.3.8       Assumptions Concerning Funding of LIBOR Rate Loans.                                  24
   3.3.9       LIBOR Rate Loans After Default.                                                      24

   4. [THIS SECTION INTENTIONALLY OMITTED.]                                                         24

   5. REPRESENTATIONS AND WARRANTIES                                                                24

   5.1   REPRESENTATIONS AND WARRANTIES.                                                            24
   5.1.1       Organization and Qualification.                                                      24
   5.1.2       Capitalization and Ownership.                                                        24
   5.1.3       Subsidiaries.                                                                        24
   5.1.4       Power and Authority.                                                                 25
   5.1.5       Validity and Binding Effect.                                                         25
   5.1.6       No Conflict.                                                                         25
   5.1.7       Litigation.                                                                          25
   5.1.8       Title to Properties.                                                                 26
   5.1.9       Financial Statements.                                                                26
   5.1.10      Use of Proceeds, Margin Stock.                                                       26
   5.1.11      Full Disclosure.                                                                     27
   5.1.12      Taxes.                                                                               27
   5.1.13      Consents and Approvals.                                                              27
   5.1.14      No Event of Default, Compliance with Instruments.                                    27
   5.1.15      Patents, Trademarks, Copyrights, Licenses, Etc.                                      27
   5.1.16      Insurance.                                                                           27
   5.1.17      Compliance with Laws.                                                                28
   5.1.18      Material Contracts; Burdensome Restrictions.                                         28
   5.1.19      Investment Companies; Regulated Entities.                                            28
   5.1.20      Plans and Benefit Arrangements.                                                      28
   5.1.21      Employment Matters.                                                                  29
   5.1.22      Environmental Matters.                                                               30
   5.1.23      Senior Debt Status.                                                                  31

   5.2   UPDATES TO SCHEDULES.                                                                      31

   6. CONDITIONS OF LENDING                                                                         31

   6.1   OFFICER'S CERTIFICATE.                                                                     31

   6.2   SECRETARY'S CERTIFICATE.                                                                   31

   6.3   SUBSIDIARIES GUARANTY.                                                                     32

   6.4   OPINION OF COUNSEL.                                                                        32

   6.5   LEGAL DETAILS.                                                                             32

   6.6   PAYMENT OF FEES.                                                                           32

   6.7   OFFICER'S CERTIFICATE REGARDING MACS.                                                      32

   6.8   NO VIOLATION OF LAWS.                                                                      33

   6.9   NO ACTIONS OR PROCEEDINGS.                                                                 33

   7. COVENANTS                                                                                     33

   7.1   AFFIRMATIVE COVENANTS.                                                                     33
   7.1.1       Preservation of Existence, Etc.                                                      33
   7.1.2       Payment of Liabilities, Including Taxes, Etc.                                        33
   7.1.3       Maintenance of Insurance.                                                            33
   7.1.4       Maintenance of Properties and Leases.                                                34
   7.1.5       Maintenance of Patents, Trademarks, Etc.                                             34
   7.1.6       Visitation Rights.                                                                   34
   7.1.7       Keeping of Records and Books of Account.                                             34
   7.1.8       Plans and Benefit Arrangements.                                                      34
   7.1.9       Compliance with Laws.                                                                34
   7.1.10      Use of Proceeds.                                                                     35

   7.2   NEGATIVE COVENANTS.                                                                        35
   7.2.1       Indebtedness.                                                                        35
   7.2.2       Liens.                                                                               36
   7.2.3       Guaranties.                                                                          36
   7.2.4       Loans and Investments.                                                               36
   7.2.5       Liquidations, Mergers, Consolidations and Acquisitions.                              36
   7.2.6       Dispositions of Assets or Subsidiaries.                                              37
   7.2.7       Affiliate Transactions.                                                              38
   7.2.8       Continuation of or Change in Business.                                               38
   7.2.9       Plans and Benefit Arrangements.                                                      38
   7.2.10      Fiscal Year.                                                                         39
   7.2.11      Issuance of Stock.                                                                   39
   7.2.12      Changes in Organizational Documents.                                                 39
   7.2.13      Capital Expenditures and Leases.                                                     40
   7.2.14      Minimum Fixed Charge Coverage Ratio.                                                 40
   7.2.15      Leverage Ratio.                                                                      40

   7.2.16      Minimum Tangible Net Worth.                                                          40

   7.3   REPORTING REQUIREMENTS.                                                                    40
   7.3.1       Quarterly Financial Statements.                                                      40
   7.3.2       Annual Financial Statements.                                                         41
   7.3.3       Certificate of the Borrower.                                                         41
   7.3.4       Notice of Default.                                                                   41
   7.3.5       Notice of Litigation.                                                                41
   7.3.6       Certain Events.                                                                      41
   7.3.7       Budgets, Forecasts, Other Reports and Information.                                   42
   7.3.8       Notices Regarding Plans and Benefit Arrangements.                                    42

   8. DEFAULT                                                                                       43

   8.1   EVENTS OF DEFAULT.                                                                         43
   8.1.1       Payments Under Loan Documents.                                                       44
   8.1.2       Breach of Warranty.                                                                  44
   8.1.3       Breach of Negative Covenants or Visitation Rights.                                   44
   8.1.4       Breach of Other Covenants.                                                           44
   8.1.5       Defaults in Other Agreements or Indebtedness.                                        44
   8.1.6       Final Judgments or Orders.                                                           44
   8.1.7       Loan Document Unenforceable.                                                         45
   8.1.8       Uninsured Losses; Proceedings Against Assets.                                        45
   8.1.9       Notice of Lien or Assessment.                                                        45
   8.1.10      Insolvency.                                                                          45
   8.1.11      Events Relating to Plans and Benefit Arrangements.                                   45
   8.1.12      Cessation of Business.                                                               46
   8.1.13      Change of Control.                                                                   46
   8.1.14      Involuntary Proceedings.                                                             46
   8.1.15      Voluntary Proceedings.                                                               46

   8.2   CONSEQUENCES OF EVENT OF DEFAULT.                                                          46
   8.2.1       Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.   46
   8.2.2       Bankruptcy, Insolvency or Reorganization Proceedings.                                47
   8.2.3       Set-off.                                                                             47
   8.2.4       Suits, Actions, Proceedings.                                                         47
   8.2.5       Application of Proceeds.                                                             47

   9. [THIS SECTION INTENTIONALLY OMITTED]                                                          48

   10.MISCELLANEOUS                                                                                 48

   10.1     [THIS SECTION INTENTIONALLY OMITTED]                                                    48

   10.2     NO IMPLIED WAIVERS, CUMULATIVE REMEDIES, WRITING REQUIRED.                              48

   10.3     REIMBURSEMENT AND INDEMNIFICATION OF NCB BY THE BORROWER; TAXES;                        48

                               Exhibit (10.2)-p 1

   10.4     HOLIDAYS.                                                                               49

   10.5     NOTICES.                                                                                49

   10.6     SEVERABILITY.                                                                           50

   10.7     GOVERNING LAW.                                                                          50

   10.8     PRIOR UNDERSTANDING.                                                                    50

   10.9     DURATION, SURVIVAL.                                                                     50

   10.10    SUCCESSORS AND ASSIGNS.                                                                 50

   10.11    CONFIDENTIALITY.                                                                        50

   10. 12   COUNTERPARTS.                                                                           51

   10. 13   NCB'S CONSENT.                                                                          51

   10. 14   EXCEPTIONS.                                                                             51

   10.15    CONSENT TO FORUM; WAIVER OF JURY TRIAL.                                                 51

LIST OF SCHEDULES AND EXHIBITS

SCHEDULE

SCHEDULE 1. 1 (B)     -     REVOLVING CREDIT COMMITMENT OF NCB AND ADDRESSES FOR
                            NOTICES
SCHEDULE 1. 1 (P)     -     PERMITTED LIENS
SCHEDULE 5.1.2        -     CAPITALIZATION
SCHEDULE 5.1.3        -     SUBSIDIARIES, PARTNERSHIPS AND LLC INTERESTS
SCHEDULE 5.1.20             EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 5.1.22             ENVIRONMENTAL DISCLOSURES
SCHEDULE 7.2.1              PERMITTED INDEBTEDNESS

EXHIBITS

EXHIBIT 1. 1 (G)      -      SUBSIDIARIES GUARANTY
EXHIBIT 1. 1 (T)      -      REVOLVING CREDIT NOTE
EXHIBIT 7.3.3         -      QUARTERLY COMPLIANCE CERTIFICATE

                           REVOLVING CREDIT AGREEMENT

              THIS REVOLVING CREDIT AGREEMENT is dated as of April 1, 1999, and is made by and between CHAMPION INDUSTRIES, INC., a West Virginia corporation, with offices at P.O. Box 2968, Kyle Industrial Park, Industrial Lane, Route 2, Huntington, West Virginia 25728 ("Borrower") and NATIONAL CITY BANK, a national banking association, with offices at 155 East Broad Street, Columbus, Ohio 43251 ("NCB").

WITNESSETH:

              WHEREAS, pursuant to a Credit Agreement dated as of March 31, 1997 (the "Term Loan Agreement"), PNC Bank, National Association ("PNC" or "Agent"), in its capacity as agent for the banks signatory to the Term Loan Agreement (the "Banks"), provided a term loan to the Borrower in the aggregate principal amount of up to $12,500,000.00; and

              WHEREAS, in addition to the foregoing, the Borrower has requested NCB to provide a revolving loan facility to the Borrower in an aggregate principal amount of up to $10,000,000.00 for the purpose of financing acquisitions, capital expenditures and general working capital requirements; and

              WHEREAS, NCB is willing to provide such a revolving credit facility to the Borrower upon the terms and conditions hereinafter set forth; and

              NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1.     CERTAIN DEFINITIONS

1.1    Certain Definitions.

              In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

              Adjusted LIBOR Rate means, for any Interest Rate Determination Date, the rate (rounded upward to the next highest one hundredth of one percent) obtained by dividing (a) the LIBOR Rate for that date by (b) a percentage equal to one hundred percent (100%) minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of NCB to United States residents).

              Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which


                               Exhibit (10.2)-p 3
beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

              NCB's Facility Fee shall have the meaning assigned to that term in
              Section 2.7.

              Agreement shall mean this Revolving Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

              Annual Statements shall have the meaning assigned to that term in
Section 5.1.9(i).

              Applicable Margin means, with respect to NCB's Facility Fee under
Section 2.7 and any Prime Rate Loan or LIBOR Rate Loan, the applicable margin set forth below, based on the Ratio calculated in accordance with GAAP as of the last day of the most recently ended fiscal quarter of Borrower:

Leverage Ratio                                    LIBOR         Prime         Facility Fee
--------------                                    -----         -----         ------------
>2.25 to 1.00                                     1.50%          0%               0.20%
= or >1.50 to 1.00 but = or <2.25 to 1.00         1.25%          -0.25%           0.15%
<1.50 to 1.00                                     1.00%          -0.50%           0.125%

              Authorized Officer shall mean those individuals, designated by written notice to NCB from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to NCB.

              Banks shall mean the financial institutions from time to time signatory to the Term Loan Agreement and their respective successors and assigns as permitted thereunder, each of which is referred to herein as a Bank.

              Benefit Arrangement shall mean at any time an "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

              Borrower shall have the meaning given in the preamble to this Agreement.

              Business Day shall mean any day other than a Saturday or Sunday or a


                               Exhibit (10.2)-p 4
legal holiday on which commercial banks are authorized or required to be closed for business in Columbus, Ohio and on which dealings in dollar deposits are carried on in the London interbank market.

              Closing Date shall mean the effective date hereof.

              Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the net present value paid by any of the Borrower, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Borrower, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by the Borrower in connection therewith, (iv) 50% of the value of stock transferred, and (v) the net present value of any other consideration given or obligation incurred by the Borrower in connection therewith.

              Consolidated Cash Flow From Operations for any period of determination shall mean the sum of net income, depreciation, amortization, other non-cash charges to net income, interest expense and cash income tax expense minus non-cash credits to net income, all measured on a rolling four quarters basis in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

              Consolidated Tangible Net Worth shall mean as of any date of determination total stockholders' equity less intangible assets of the Borrower and its Subsidiaries as of such date determined and consolidated in accordance with GAAP.

              Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

              Environmental Complaint shall mean any written complaint setting forth a cause of action for personal or property damage or natural resource damage or equitable relief, order, notice of violation, citation, request for information issued pursuant to any Environmental Laws by an Official Body, subpoena or other written notice of any type relating to, arising out of, or issued pursuant to, any of the Environmental Laws or any Environmental Conditions, as the case may be.

              Environmental Conditions shall mean any conditions of the environment, including the workplace, the ocean, natural resources (including flora or fauna), soil, surface water, groundwater, any actual or potential drinking water supply sources, substrata or the ambient air, relating to or arising out of, or caused by, the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, emptying, discharging, injecting, escaping, leaching, disposal, dumping, threatened release or other management or mismanagement of Regulated Substances resulting from the use of, or operations on, any Property.

              Environmental Laws shall mean all federal, state, local and foreign Laws and regulations, including permits, licenses, authorizations, bonds, orders, judgments, and



                               Exhibit (10.2)-p 5
consent decrees issued, or entered into, pursuant thereto, relating to pollution or protection of human health or the environment or employee safety in the workplace.

              ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

              ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

              Event of Default shall mean any of the events described in Section
8. 1 and referred to therein as an "Event of Default."

              Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of Cleveland (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

              Financial Projections shall have the meaning assigned to that term in Section 5.1.9(i).

              Fixed Charge Coverage Ratio shall mean the ratio of Consolidated Cash Flow from Operations to Fixed Charges.

              Funding Date means the date of the funding of a Loan.

              GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

              Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business and indemnities.


                               Exhibit (10.2)-p 6

              Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

              Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

              Insolvency Proceeding shall mean, with respect to any Person, (a) case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or otherwise relating to liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors, undertaken under any Law.

              Interest Payment Date means, with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that, in all cases, "Interest Payment Date" shall also include each Interest Period Anniversary Date for such Interest Period.

              Interest Period shall have the meaning assigned to such term in
              Section 3.1.2.

              Interest Period Anniversary Date means, for each Interest Period applicable to a LIBOR Rate Loan, each three (3)-month anniversary of the commencement of that Interest Period.

              Interest Rate Determination Date means each date for calculating the LIBOR Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the first Business Day prior to the first day of the related Interest Period for any LIBOR Rate Loan.

              Internal Revenue Code shall mean the Internal Revenue Code of 1986, as


                               Exhibit (10.2)-p 7
the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

              Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among the Borrower or any Subsidiary of the Borrower and its employees.

              Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Official Body.

              LIBOR Rate means, for any Interest Rate Determination Date, the rate of interest (rounded upwards to the nearest one hundredth of one percent) at which NCB was offered deposits in United States dollars in the London Interbank LIBO Market as quoted as "British Bankers Assoc. Interest Settlement Rates" reported in Telerate, page 3750 (or a similar reporting service if Telerate no longer reports such rate) in immediately available funds comparable to the principal amount of the LIBOR Rate Loan for which the LIBOR Rate is being determined with maturities comparable to the Interest Period for which such LIBOR Rate will apply as of approximately 10:00 a.m. (Ohio time) three (3) Business Days prior to the commencement of such Interest Period.

              LIBOR Rate Loans means Revolving Loans bearing interest at rates determined in accordance with Section 3.1.1(ii).

              LIBOR Rate Tax is defined in Section 3.3.6.

              Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

              LLC Interests shall have the meaning given to such term in Section 5.1.3.

              Loan or Loans means any one or more of the Revolving Loans.

              Loan Documents shall mean this Agreement, the Revolving Note, and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

              Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever


                               Exhibit (10.2)-p 8
upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations of the Borrower and its Subsidiaries taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower and its Subsidiaries taken as a whole to duly and punctually pay or perform their Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of NCB or any of the Banks, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

              Maturity or Maturity Date shall mean March 31, 2002.

              Month with respect to an Interest Period, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

              Multiemployer Plan shall mean any employee benefit plan which is a multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

              Multiple Employer Plans shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

              Notices shall have the meaning assigned to that term in Section 10.5.

              Obligation shall mean any obligation or liability of the Borrower to NCB, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Revolving Note, or any other Loan Document.

              Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any (. art, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

              Partnership Interests shall have the meaning given to such term in
              Section 5.1.3.

              PBGC shall mean the Pension Benefit Guaranty Corporation established


                               Exhibit (10.2)-p 9
pursuant to Subtitle A of Title IV of ERISA or any successor.

              Permitted Acquisition shall have the meaning assigned to such term in Section 7.2.5.

              Permitted Investments shall mean:

                     (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;

                     (ii) commercial paper maturing in 180 days or less rated not lower than A- 1, by Standard & Poor's or P-1 by Moody's Investors Service, Inc. on the date of acquisition;

                     (iii) demand deposits, time deposits or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's on the date of acquisition; and

                     (iv) Investments shown on Schedule 1. 1(P) pursuant to this Agreement and in favor of the Agent.

              Permitted Liens shall mean:

                     (i) Liens, security interests and mortgages (A) in favor of NCB pursuant to this Agreement, (B) in favor of the Agent for the benefit of the Banks party to the Term Loan Agreement, and (C) in favor of PNC Bank, National Association, pursuant to a certain $5,600,000 Term Loan Agreement dated March 13, 1998 with Borrower and its Subsidiaries.

                     (ii) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

                     (iii) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;

                     (iv) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

                     (v) Good-faith Pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of


                               Exhibit (10.2)-p 10
borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                     (vi) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use,

                     (vii) Liens on property leased by the Borrower or any Subsidiary of the Borrower under capital and operating leases permitted in
Section 7.2.13 securing obligations of the Borrower or any Subsidiary of the Borrower to the lessor under such leases;

                     (viii) Any Lien existing on the date of this Agreement and described on Schedule 1. 1 (P), as the debt underlying such Lien may be refinanced or replaced (but the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien) and a replacement Lien placed thereon;

                     (ix) Purchase Money Security Interests, provided that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $7,000,000 and any replacement or renewal thereof as long as the principal amount secured thereby is not increased and no additional assets become subject to such Lien (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on
Schedule 1. 1 (P));

                     (x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of the Borrower to perform its Obligations hereunder or under the other Loan Documents:

              (1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

              (2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute-on the merits; or

              (3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens.


                               Exhibit (10.2)-p 11

              (4)    Liens resulting from final judgments or orders described in
       Section 8.1.6; and

              Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

              Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or
(ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

              Potential Default shall mean any event or condition which with notice, passage of time or a determination by NCB would constitute an Event of Default.

              Prime Rate shall mean the greater of (i) the interest rate per annum announced from time to time by NCB at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by NCB, or (ii) the Federal Funds Effective Rate plus 0.5% per annum.

              Prime Rate Loans means Loans made by Bank bearing interest at rates determined in accordance with Section 3.1.1(i).

              Principal Office shall mean the principal banking office of NCB in Columbus, Ohio.

              Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

              Property shall mean all real property, both owned and leased, of the Borrower or any Subsidiary of the Borrower.

              Purchase Money Security Interest shall mean Liens upon tangible property securing loans to the Borrower or any Subsidiary of the Borrower or deferred payments by the Borrower or any Subsidiary of the Borrower for the purchase of such tangible property.

              Leverage Ratio shall mean the ratio of the Borrower's Total Senior Indebtedness to Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA"). For purposes of the Leverage Ratio, Total Senior Indebtedness shall be measured as of the end of each fiscal quarter and EBITDA shall be measured as of the end of each fiscal quarter for the previous four fiscal quarters.


                               Exhibit (10.2)-p 12

              Regulated Substances shall mean any substance, including; any solid, liquid, semisolid, gaseous, thermal, thoriated or radioactive material, refuse, garbage, wastes, chemicals, petroleum products, by-products, coproducts, impurities, dust, scrap, heavy metals, defined as a "hazardous substance," "pollutant," "pollution," "contaminant," "hazardous or toxic substance," "extremely hazardous substance," "toxic chemical," "toxic waste," "hazardous waste," "industrial waste," "residual waste," "solid waste," "municipal waste," "mixed waste," "infectious waste," "chemotherapeutic waste," "medical waste," or "regulated substance" or any related materials, substances or wastes as now or hereafter defined pursuant to any Environmental Laws, ordinances, rules, regulations or other directives of any Official Body, the generation, manufacture, extraction, processing, distribution, treatment, storage, disposal, transport, recycling, reclamation, use, reuse, spilling, leaking, dumping, injection, pumping, leaching, emptying, discharge, escape, release or other management or mismanagement of which is regulated by the Environmental Laws.

              Regulation U shall mean Regulation U, T, G or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

              Reportable Event shall mean a reportable event described in
Section 4043) of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

              Revolving Loan or Revolving Loans shall have the meaning assigned to that term in Section 2. 2.

              Revolving Note or Revolving Credit Note shall mean the Revolving Credit Note of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Loan or Revolving Loans, together with all amendments, extensions, renewals, replacements refinancings or refunds thereof in whole or in part.

              Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling NCB, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

              Shares shall have the meaning assigned to that term in Section 5.1.2.

              Standard & Poor's shall mean Standard & Poor's Ratings Services.

              Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50%.(by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% or more of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries, (ii) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company


                               Exhibit (10.2)-p 13
interests is at the time directly or indirectly owned by such Person or one or more of such Person's Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.

              Subsidiary Shares shall have the meaning assigned to that term in
Section 5.1.3.

              Total Senior Indebtedness shall mean as to the Borrower and all of its Subsidiaries, the sum of all borrowed money and all reimbursement obligations under any letters of credit.

1.2    Construction.

          Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

              1.2.1            NUMBER, INCLUSION.

              references to the plural include the singular, the plural, the part and the whole; "or" has the inclusive meaning represented by the phrase "and/or," and "including" has the meaning represented by the phrase "including without limitation";

1.2.2                            DETERMINATION.

              references to "determination" of or by NCB shall be deemed to include, a good-faith estimate by NCB (in the case of quantitative determinations) and a good-faith belief by NCB (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3                    NCB'S DISCRETION AND CONSENT.

              whenever NCB is granted the right herein to act in its or their sole discretion or to grant or withhold, consent such right shall be exercised reasonably and in good faith;

1.2.4                     DOCUMENTS TAKEN AS A WHOLE.

              the words "hereof," "herein," "hereunder," "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5                              HEADINGS.

              the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6                IMPLIED REFERENCES TO THIS AGREEMENT.

              article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;


                               Exhibit (10.2)-p 14

1.2.7                               PERSONS.

              reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity; and

              1.2.8        Modifications to Documents.

              reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

1.3.   Accounting Principles.

          Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 (and all defined terms used in the definition of any accounting term used in Section 7.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 5.1.9(i). In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 7.2 based upon the Borrower's regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower's financial statements at that time.

2.     REVOLVING CREDIT COMMITMENT

2.1.   Revolving Credit Commitment.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, NCB hereby agrees to lend to Borrower the maximum sum of Ten Million and No/100 Dollars ($10,000,000.00) (the "Revolving Credit Commitment"). Such Revolving Credit Commitment shall be available to Borrower, subject to the limitations herein, in whole or in part and from time to time until the Maturity Date, when the entire outstanding principal balance of the Revolving Credit Commitment, together with all accrued but unpaid interest thereon, shall become immediately due and payable. Interest on the principal balance of the Revolving Credit Commitment from time to time outstanding shall be due and payable in accordance with Section 3, below.

2.2    Revolving Credit Note.

          Borrower shall execute and deliver to NCB a promissory note in the form of Exhibit 1.1(R) attached hereto (the "Revolving Credit Note"). All disbursements on the Revolving Credit Note shall be Revolving Loans and, unless otherwise provided, shall be in amounts of not less than One Hundred Thousand Dollars ($100,000.00). Amounts borrowed by Borrower under


                               Exhibit (10.2)-p 15
the Revolving Credit Commitment may, subject to the limitations set forth in
Section 3.2.1 be repaid and may, subject to the limitations set forth in this Agreement, until the Maturity Date, be reborrowed; provided, however, that at no time may the principal balance outstanding under the Revolving Credit Note exceed the amount of the Revolving Credit Commitment, and Borrower shall make principal payments at such times and in such amounts necessary to comply with this provision.

2.3    Notice of Borrowing.

          Whenever Borrower desires to borrow under this Agreement for any Revolving Loan other than a Prime Rate Loan, it shall deliver to NCB a notice of borrowing no later than 2:00 p.m. (Ohio time) at least two (2) Business Days in advance of the proposed Funding Date. For a Prime Rate Loan, Borrower shall give NCB a notice of borrowing, by telephone, no later than 12:00 Noon (Ohio time) on or before the proposed Funding Date. The notice of borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of each proposed Loan, (iii) whether such Loan is initially to consist of a Prime Rate Loan, a LIBOR Rate Loan, or a combination thereof, (iv) if such Loan, or any portion thereof, is initially to be a LIBOR Rate Loan, the amount thereof and the initial Interest Period therefor; provided that the aggregate minimum amount of LIBOR Rate Loans with a particular Interest Period included as a portion of any such combination, if any, shall be Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount. Loans may be continued as or converted into Prime Rate Loans and LIBOR Rate Loans in the manner provided in Section 3.1.4.

       In lieu of delivering the above described notice of borrowing, Borrower may give NCB telephonic notice by the required time of any proposed borrowing under this Section 2.3; provided that such notice shall be promptly confirmed in writing (except for Prime Rate Loans) by delivery of a notice of borrowing to NCB on or prior to the Funding Date of the requested Loan. NCB shall not incur any liability to Borrower in acting upon any telephonic notice referred to above that NCB believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.3; and, upon funding of the Loans by NCB in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected Loans hereunder.

       A notice of borrowing for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

2.4    Disbursement of Funds.

          NCB shall make the proceeds of Revolving Loans available to Borrower on such Funding Date by causing an amount of same day funds equal to the proceeds of all such Revolving Loans for which notices of borrowing were received by NCB to be credited to the account of Borrower at NCB.

2.5.   Manner and Time of Payment.

          All payments of principal, interest, and fees hereunder and under the Revolving Credit Note shall be made by Borrower without defense, setoff, or counterclaim and in same day


                               Exhibit (10.2)-p 16
funds delivered to NCB not later than 2:00 p.m. (Ohio time) on the date due at its office located at 155 East Broad Street, Columbus, Ohio, for the account of NCB. Funds received by NCB after that time shall be deemed to have been paid by Borrower on the next succeeding Business Day.

2.6.   Use of Proceeds.

          The proceeds of the Revolving Credit Note shall be used for the purpose of financing acquisition, capital expenditures and general working capital requirements.

2.7.   Facility Fee.

          As consideration for the Revolving Credit Commitment hereby extended, Borrower shall pay NCB a facility fee on the total amount of the Revolving Credit Commitment at a rate per annum equal to the Applicable Margin, payable annually in advance commencing on the Closing Date and on each anniversary of the Closing Date. Borrower shall be entitled to cancel the Revolving Credit Commitment in whole or in part at any time prior to the Maturity Date, and such cancellation shall be irrevocable.

2.8.   Setoff.

          Upon the occurrence and during the continuation of any Event of Default, NCB shall have the right to set off against all obligations of Borrower to NCB hereunder and under the Revolving Credit Note, whether matured or unmatured, all funds of Borrower on deposit in accounts with NCB or its affiliates, except for funds deposited or accounts maintained for the payment of taxes, payroll, and employee contributions and any other funds or accounts in which Borrower does not have a beneficial interest.

3.     INTEREST

3.1    Interest on the Revolving Loans.

3.1.1  Rate of Interest.

          The Revolving Loans shall bear interest on the unpaid principal amount thereof from the date made through Maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Rate or the Adjusted LIBOR Rate. The applicable basis for determining the rate of interest with respect to Revolving Loans shall be selected by Borrower at the time a notice of borrowing is given pursuant to Section 2.3 or at the time a notice of conversion continuation is given pursuant to Section 3.1.4. If on any day a Revolving Loan is outstanding with respect to which a notice of borrowing has not been delivered to NCB in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Revolving Loan shall bear interest determined by reference to the Prime Rate. Revolving Loans shall bear interest at all times prior to maturity as follows:

                     (i) if a Prime Rate Loan, then at the Prime Rate plus the Applicable Margin, subject to possible periodic adjustment as provided below; and

                     (ii) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus the Applicable Margin, subject to possible periodic adjustment as provided below.


                               Exhibit (10.2)-p 17

3.1.2                          INTEREST PERIODS.

              In connection with each LIBOR Rate Loan, Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one (1), two (2), three (3) or six (6) month period; provided that:

                     (i) the Interest Period for any Loan shall commence on the date of such Loan;

                     (ii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

                     (iv) no Interest Period shall extend beyond the Maturity Date; and

                     (v) no Interest Period with respect to any LIBOR Rate Loan may extend beyond a date on which Borrower are required to make a scheduled payment of principal of such Loan if and to the extent that such scheduled principal repayment would result in or cause a prepayment of any portion of a LIBOR Rate Loan.

3.1.3                          INTEREST PAYMENTS.

              Subject to Section 3.1.5, interest shall be payable on the Revolving Loans as follows:

                     (i) interest on each Prime Rate Loan shall be payable in arrears on the tenth (10th) day of each month, commencing April 10, 1999, upon any prepayment of any such Loan (to the extent accrued on the amount being prepaid), upon any conversion/continuation, and at Maturity; and

                     (ii) interest on each LIBOR Rate Loan shall be payable in arrears on each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), upon any conversion/continuation, and at Maturity.

3.1.4                     CONVERSION OR CONTINUATION.

              Subject to the provisions of Section 3.3, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Revolving Loans equal to Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount from Revolving Loans bearing interest at a rate determined


                               Exhibit (10.2)-p 18
by reference to one basis to Revolving Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of its outstanding Revolving Loans equal to Five Hundred Thousand Dollars ($500,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) in excess of that amount as a LIBOR Rate Loan, and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued; provided, however, that, except as otherwise provided in Section 3.3.4, a LIBOR Rate Loan may only be converted into a Loan bearing interest determined by reference to an alternative basis on the expiration date of an Interest Period applicable thereto; and provided, further, that, unless NCB otherwise agrees, no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing.

              Borrower shall deliver a notice of conversion/continuation to NCB no later than 2:00 p.m. (Ohio time) at least two (2) Business Days in advance of the proposed conversion/ continuation date. A notice of conversion/continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, and (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period.

              In lieu of delivering the above-described notice of conversion/continuation, Borrower may give NCB telephonic notice by the required time of any proposed conversion/continuation under this Section 3.1.4; provided that such notice shall be promptly confirmed in writing by delivery of a notice of conversion/continuation to NCB on or before the proposed conversion/continuation date. NCB shall incur no liability to Borrower in acting upon any telephonic notice referred to above that NCB believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 3.1.4; and, upon conversion/continuation by NCB in accordance with this Agreement pursuant to any such telephonic notice, Borrower shall have effected such converted/continued Loans hereunder.

          Except as provided in Section 3.3.4, a notice of conversion/continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and, upon delivering the notice of conversion/ continuation, Borrower shall be bound to convert or to continue in accordance therewith.

3.1.5                       POST-MATURITY INTEREST.

              Any principal payments on the Loans not paid within ten (10) days after the date when due and, to the extent permitted by applicable law, any interest payments on the Loans not paid within ten (10) days after the date when due, in each case whether at stated Maturity, by notice of prepayment, by acceleration, or otherwise, shall thereafter bear interest payable upon demand at a rate equal to the sum of the Prime Rate plus three percentage points (3%) per annum. NCB shall have the right to assess a late payment processing fee in the amount of the greater of Twenty and No/100 Dollars ($20.00) or five percent (5%) of the scheduled payment in the event of a default in payment that remains uncured for a period of at least ten (10) days.


                               Exhibit (10.2)-p 19

3.1.6                       COMPUTATION OF INTEREST.

              Interest on the Loans shall be computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included, and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that, if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

3.2    Prepayments.

3.2.1                        VOLUNTARY PREPAYMENTS.

              Borrower may, upon prior written or telephonic notice to NCB, which notice, if telephonic, shall be promptly confirmed in writing to NCB, at any time and from time to time prepay any Revolving Loan made to Borrower in whole or in part in an aggregate minimum amount of Fifty Thousand Dollars ($50,000.00) and integral multiples of Ten Thousand Dollars ($10,000.00) in excess of that amount. Except as otherwise provided in Section 3.3.5, all such prepayments may be made without premium or penalty. If Borrower does not specify the Loan to which a prepayment is to be applied, such prepayment shall be applied to such Loans as NCB, in its sole discretion, shall select. Notice of prepayment having been given as aforesaid, principal payments in the aggregate amount specified in such notice shall become due and payable on the prepayment date.

3.2.2                        MANDATORY PREPAYMENTS.

              Borrower shall make prepayments of Revolving Loans to the extent necessary so that the outstanding principal amounts of the Revolving Loans at any time do not exceed the Revolving Credit Commitment then in effect.

3.3    Special Provisions Governing LIBOR Rate Loans.

              Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

3.3.1                   DETERMINATION OF INTEREST RATE.

              As soon as practicable after 10:00 a.m. (Ohio time) on the Interest Rate Determination Date, NCB shall determine (which determination shall, absent manifest error, be final, conclusive, and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to Borrower.

3.3.2                    SUBSTITUTED RATE OF BORROWING.

              In the event that, at any time, NCB shall have determined (which determination shall be final, conclusive, and binding upon all parties, but, with respect to the following clauses (i) and (ii)(B), shall be made only after consultation with Borrower) that:

              (i) by reason of any changes arising after the date of this Agreement affecting the London Interbank LIBO Market or affecting the position of NCB in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the


                               Exhibit (10.2)-p 20

LIBOR Rate with respect to the LIBOR Rate Loans as to which an interest rate determination is then being made; or

              (ii) by reason of (A) any change after the date hereof in any applicable law or governmental rule, regulation, or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, or order) or (B) other circumstances affecting NCB or the London Interbank LIBO Market or the position of NCB in such market (such as for example, but not limited to, official reserve requirements required by Regulation D, to the extent not given effect in LIBOR Rate), the Adjusted LIBOR Rate shall not represent the effective pricing to NCB for dollar deposits of comparable amounts for the relevant period;

then, and in any such event, NCB shall promptly (and in any event as soon as possible after being notified of a proposed borrowing, conversion, or continuation) give notice (by telephone, confirmed in writing) to Borrower of such determination. Thereafter, Borrower shall pay to NCB, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as NCB in its sole discretion shall reasonably determine) as shall be required to cause NCB to receive interest with respect to the LIBOR Rate Loans at a rate per annum equal the Applicable Margin in excess of the effective pricing to NCB for dollar deposits to make or to maintain LIBOR Rate Loans; provided, however, that Borrower shall not be required to pay such additional amounts in respect of any periods that precede the second day following the date on which Borrower receives notice from NCB as required by this Section 3.3.2. A certificate as to additional amounts owed NCB, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to Borrower by NCB shall, absent manifest error, be final, conclusive, and binding upon all of the parties hereto.

3.3.3                 REQUIRED TERMINATION AND PREPAYMENT.

              In the event that on any date NCB shall have reasonably determined (which determination shall be final, conclusive, and binding upon all parties) that the making or continuation of its LIBOR Rate Loans has become unlawful by compliance by NCB in good faith with any law, governmental rule, regulation, or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, NCB shall promptly give notice (by telephone, confirmed in writing) to Borrower of that determination. Subject to the prior withdrawal of a notice of borrowing or a notice of conversion/continuation or prepayment (without premium or penalty) of the LIBOR Rate Loans as contemplated by the following Section 3.3.4, the obligation of NCB to make or to maintain its LIBOR Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law, and Borrower shall, no later than the termination of the Interest Period in effect at the time any such determination pursuant to this Section 3.3.3 is made or, earlier, when required by law, repay the LIBOR Rate Loans, together with all interest accrued thereon (without premium or penalty).

3.3.4.                        OPTIONS OF BORROWER.

              In lieu of paying NCB such additional moneys as are required by
Section 3.3.2 or the prepayment required by Section 3.3.3, Borrower may exercise any one of the following options; provided, that Borrower may in no event avoid payment obligations that have


                               Exhibit (10.2)-p 21
accrued under Section 3.3.2 or Section 3.3.3, as the case may be, as of the date on which such option is exercised:

              (i) if the determination by NCB relates only to LIBOR Rate Loans then being requested by Borrower pursuant to a notice of borrowing or a notice of conversion/continuation, Borrower may, by giving notice (by telephone, confirmed in writing) to NCB no later than the date immediately prior to the date on which such LIBOR Rate Loans are to be made, withdraw as to NCB that notice of borrowing or such notice of conversion/continuation; or

              (ii) upon written notice to NCB, Borrower may terminate the obligations of NCB to make or to maintain Loans as, and to convert Loans into, LIBOR Rate Loans; and in such event, Borrower shall, prior to the time any payment pursuant to Section 3.3.3 is required to be made or, if the provisions of Section 3.3.2 are applicable, at the end of the then current Interest Period, convert all of the LIBOR Rate Loans into Prime Rate Loans in the manner contemplated by Section 3.1.4 but without prepayment premium or penalty and without satisfying the advance notice requirements therein.

3.3.5                            COMPENSATION.

              Except as otherwise provided above in this Section 3.3, Borrower shall compensate NCB, upon written request by NCB (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses, and liabilities (including, without limitation, any interest paid by NCB to lenders of funds borrowed by it to make or to carry its LIBOR Rate Loans and any loss sustained by NCB in connection with the re-employment of such funds) that NCB may sustain with respect to LIBOR Rate Loans: (i) if, for any reason (other than default by NCB), a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a notice of borrowing, a notice of conversion/continuation, or a telephonic request for borrowing or conversion/continuation, or a successive Interest Period does not commence after notice therefor is given pursuant to Section 3.1; (ii) if any prepayment of any of the LIBOR Rate Loans occurs on a date that is not the last day of the Interest Period applicable to that Loan; (iii) if any prepayment of any of the LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower; or (iv) as a consequence of any other default by Borrower to repay LIBOR Rate Loans when required by the terms of this Agreement.

3.3.6                          LIBOR RATE TAXES.

              Borrower agrees to the following:

              (i) Promptly upon notice from NCB and subject to the provisions of Section 3.3.6(iii), Borrower will pay, prior to the date on which penalties attach thereto, all present and future income, stamp, and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied, or collected on or in respect of the Loans solely as a result of the interest rate being determined by reference to the LIBOR Rate and/or the provisions of this Agreement relating to the LIBOR Rate and/or the recording, registration, notarization, or other formalization of any thereof and/or any payments of principal, interest, or other amounts made on or in respect of a Loan when the interest rate is determined by reference to the LIBOR Rate (all such taxes, levies, costs, and charges being herein collectively called "LIBOR Rate Taxes"); provided, however, that LIBOR Rate Taxes shall not include taxes imposed on or measured by the overall income of NCB (whether gross or net income) by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall income of any foreign branch or subsidiary of NCB (whether


                               Exhibit (10.2)-p 22
gross or not income) by any foreign country or subdivision thereof in which that branch or subsidiary is doing business; and, that Borrower shall not be required to pay any LIBOR Rate Taxes in respect of any periods that precede the second day following the date on which Borrower receives notice from NCB as required by this Section 3.3.6. Borrower shall also pay such additional amounts equal to increases in taxes payable by NCB described in the first of the foregoing provisos, which increases are attributable to payments made by Borrower described in the immediately preceding sentence or this sentence. Promptly after the date on which payment of any such LIBOR Rate Tax is due pursuant to applicable law, Borrower will, at the request of NCB, furnish to NCB evidence, in form and substance satisfactory to NCB, that Borrower has met their obligation under this Section 3.3.6;

              (ii) Borrower will indemnify NCB against, and reimburse NCB on demand for, any LIBOR Rate Taxes (as determined by NCB in its good faith discretion) that Borrower is obligated to pay pursuant to Section 3.3.6(i). NCB shall provide Borrower with appropriate receipts for any payments or reimbursements made by Borrower pursuant to this Section 3.3.6(ii);

              (iii) In lieu of paying the amounts specified in Section 3.3.6(i), Borrower may exercise any one of the following options; provided, however, that Borrower may in no event avoid payment obligations that have accrued under Section 3.3.6(i) as of the date on which said option is exercised:

                            (a) If the determination by NCB relates only to LIBOR Rate Loans then being requested by Borrower pursuant to a notice of borrowing or a notice of conversion/continuation, Borrower may by giving notice (by telephone, confirmed in writing) to NCB no later than the date immediately prior to the date on which such LIBOR Rate Loans are to be made, withdraw the notice of borrowing or such notice of conversion/continuation; or

                            (b) Upon written notice to NCB, Borrower may terminate the obligations of NCB to make or to maintain Loans as, and to convert Loans into, LIBOR Rate Loans; and in such event Borrower shall, prior to the time any payment pursuant to Section 3.3.6(i) is required to be made, convert all of the LIBOR Rate Loans into Prime Rate Loans in the manner contemplated by Section 3.1.4, but without prepayment premium or penalty and without satisfying the advance notice requirements therein.

3.3.7                     BOOKING OF LIBOR RATE LOANS.

              NCB may make, carry, or transfer LIBOR Rate Loans at, to, or for the account of, any of its branch offices or the office of an affiliate of NCB.


                               Exhibit (10.2)-p 23

3.3.8         ASSUMPTIONS CONCERNING FUNDING OF LIBOR RATE LOANS.

              Calculation of all amounts payable to NCB under this Section 3.3 shall be made as though NCB had actually funded its relevant LIBOR Rate Loan through the purchase of a deposit offered in the London Interbank LIBO Market bearing interest at a LIBOR Rate in an amount equal to the amount of that LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such deposit from an offshore office of NCB to a domestic office of NCB in the United States of America; provided, however, that NCB may fund each LIBOR Rate Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.3.

3.3.9                   LIBOR RATE LOANS AFTER DEFAULT.

              Unless NCB shall otherwise agree, after the occurrence of and during the continuance of an Event of Default, Borrower may not elect or have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan.

                    4.      [This Section Intentionally Omitted.]

5.     REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties.

          The Borrower represents and warrants to NCB on the date of this Agreement as follows:

5.1.1                   ORGANIZATION AND QUALIFICATION.

              The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Borrower has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. The Borrower is duly licensed or qualified and in good standing in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary.

5.1.2                    CAPITALIZATION AND OWNERSHIP.

              The authorized capital stock of the Borrower consists of 20,000,000 shares of Common Stock, $1 par value, of which 9,713,913 shares (referred to herein as the "Shares") are issued and outstanding. All of the Shares have been validly issued and are fully paid and nonassessable. There are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 5.1.2.

5.1.3                            SUBSIDIARIES.

              Schedule 5.1.3 states the name of each of the Borrower's Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the "Subsidiary Shares") and the owners thereof if it is a corporation, its outstanding partnership interests (the "Partnership Interests") if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the "LLC Interests") if it is a limited liability company. The


                               Exhibit (10.2)-p 24

Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 5.1.3.

5.1.4                         POWER AND AUTHORITY.

              The Borrower has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

5.1.5                     VALIDITY AND BINDING EFFECT.

              This Agreement has been duly and validly executed and delivered by the Borrower, and each other Loan Document which the Borrower is required to execute and deliver on or after the date hereof will have been duly executed and delivered by the Borrower on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of the Borrower which is or will be a party thereto on and after its date of delivery thereof, enforceable against the Borrower in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally or general equitable principles.

5.1.6                             NO CONFLICT.

              Neither the execution and delivery of this Agreement or the other Loan Documents by the Borrower nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of the Borrower or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of the Borrower or any of its Subsidiaries.

5.1.7                             LITIGATION.

              There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary of the Borrower at law or equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in material


                               Exhibit (10.2)-p 25
violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

5.1.8                         TITLE TO PROPERTIES.

              The Borrower and each of its Subsidiaries has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on, its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

5.1.9                        FINANCIAL STATEMENTS.

                     (i) Annual Statements. The Borrower has delivered to NCB copies of its audited consolidated year-end financial statements for and as of the end of the three fiscal years ended October 31, 1998 (the "Annual Statements"). The Annual Statements were compiled from the books and records maintained by the Borrower's management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

                     (ii)   [This Section Intentionally Omitted.]

                     (iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto and which under GAAP were required to be disclosed therein, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any of its Subsidiaries which are reasonably likely to cause a Material Adverse Change. Since October 31, 1998, no Material Adverse Change has occurred.

5.1.10                   USE OF PROCEEDS, MARGIN STOCK.

              The Borrower intends to use the proceeds of the Loans in accordance with Section 2.4 hereof. Neither the Borrower nor any of its Subsidiaries engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of the Revolving Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any of its Subsidiaries holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower or Subsidiary of the Borrower are or will be represented by margin stock.


                               Exhibit (10.2)-p 26

5.1.11                          FULL DISCLOSURE.

              Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to NCB in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.12                               TAXES.

              All federal, state, local and other tax returns required to have been filed with respect to the Borrower and each Subsidiary of the Borrower have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are not material and are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of the Borrower or any Subsidiary of the Borrower for any period.

5.1.13                      CONSENTS AND APPROVALS.

              No consent, approval, exemption, order or authorization of or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by the Borrower.

5.1.14         NO EVENT OF DEFAULT, COMPLIANCE WITH INSTRUMENTS.

              No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. Neither the Borrower nor any Subsidiaries of the Borrower is in material violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound.

5.1.15          PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.

              The Borrower and each Subsidiary of the Borrower owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Borrower or Subsidiary, without known possible, alleged or actual conflict with the rights of others.

5.1.16                             INSURANCE.

              The Borrower maintains policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks


                               Exhibit (10.2)-p 27
of the Borrower and each Subsidiary of the Borrower in accordance with prudent business practice in the industries of the Borrower and its Subsidiaries. No notice has been given or claim made and no grounds exist to cancel or avoid any such policy or bonds or to reduce the coverage provided hereby.

5.1.17                       COMPLIANCE WITH LAWS.

              The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 5.1.22) in all jurisdictions in which the Borrower or any of its Subsidiaries is presently or will be doing business.

5.1.18            MATERIAL CONTRACTS; BURDENSOME RESTRICTIONS.

              All material agreements relating to the business operations of the Borrower and its Subsidiaries, including all employee benefit plans and Labor Contracts are valid, binding and enforceable upon such Borrower or Subsidiary and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Borrower's knowledge, with respect to parties other than such Borrower or Subsidiary. Neither the Borrower nor any of its Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which is reasonably likely to result in a Material Adverse Change.

5.1.19             INVESTMENT COMPANIES; REGULATED ENTITIES.

              Neither the Borrower nor any of its Subsidiaries is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control." Neither the Borrower nor any of its Subsidiaries is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

5.1.20                  PLANS AND BENEFIT ARRANGEMENTS.

              Except as set forth on Schedule 5.1.20:

                     (i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which is material. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

                     (ii)   To the best of the Borrower's knowledge, each


                               Exhibit (10.2)-p 28

Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

                     (iii) Neither the Borrower nor or any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

                     (iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

                     (v) The aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in, and as of the date of, the most recent actuarial report for such Plan, does not exceed the aggregate fair market value of the assets of such Plan.

                     (vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

                     (vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

                     (viii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

5.1.21                        EMPLOYMENT MATTERS.

              The Borrower and each of its Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower or any of its Subsidiaries which in any case would constitute a Material Adverse Change. The Borrower has delivered to NCB true and correct copies of each of the Labor Contracts (if any).


                               Exhibit (10.2)-p 29

5.1.22                       ENVIRONMENTAL MATTERS.

              Except as disclosed on Schedule 5.1.22:

                     (i) Neither the Borrower nor any of its Subsidiaries has received any material Environmental Complaint from any Official Body or private Person alleging that such Borrower or Subsidiary or any prior or subsequent owner of any of the Property is a potentially responsible party under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C.
Section 9601, et seq., and the Borrower has no reason to believe that such an Environmental Complaint might be received. There are no pending or, to the Borrower's knowledge, threatened Environmental Complaints relating to the Borrower or Subsidiary of the Borrower or, to the Borrower's knowledge, any prior or subsequent owner of any of the Property pertaining to, or arising out of, any material Environmental Conditions.

                     (ii) There are no circumstances at, on or under any of the Property that constitute a breach of or non-compliance with any of the Environmental Laws, and there are no past or present Environmental Conditions at, on or under any of the Property or, to the Borrower's knowledge, at, on or under adjacent property, that prevent compliance with the Environmental Laws at any of the Property.

                     (iii) Neither any of the Property nor any structures, improvements, equipment, fixtures, activities or facilities thereon or thereunder contain or use Regulated Substances except in substantial compliance with Environmental Laws. There are no processes, facilities, operations, equipment or other activities at, on or under any of the Property, or, to the Borrower's knowledge, at, on or under adjacent property, that currently result in the release or threatened release of Regulated Substances onto any of the Property, except to the extent that such releases or threatened releases are not a substantial breach of or otherwise not a violation of the Environmental Laws.

                     (iv) There are no aboveground storage tanks, underground storage tanks or underground piping associated with such tanks, used for the management of Regulated Substances at, on or under any of the Property that (a) do not have, to the extent required by Environmental Laws, a full operational secondary containment system in place, and (b) are not otherwise in compliance with all Environmental Laws. There are no abandoned underground storage tanks or underground piping associated with such tanks, previously used for the management of Regulated Substances at, on or under any of the Property that have not either been closed in place in accordance with Environmental Laws or removed in compliance with all applicable Environmental Laws and no contamination associated with the use of such tanks exists on any of the Property that is not in compliance with Environmental Laws.

                     (v) The Borrower and each of its Subsidiaries has all material permits, licenses, authorizations, plans and approvals necessary under the Environmental Laws for the conduct of the business of such Borrower or Subsidiary as presently conducted. The Borrower and each of its Subsidiaries has submitted all material notices, reports and other filings required by the Environmental Laws to be submitted to an Official Body which pertain to past and current operations on any of the Property.


                               Exhibit (10.2)-p 30

                     (vi) All past and present on-site generation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances at, on, or under any of the Property and all off-site transportation, storage, processing, treatment, recycling, reclamation, disposal or other use or management of Regulated Substances have been done materially in accordance with the Environmental Laws.

5.1.23                        SENIOR DEBT STATUS.

                     (i) The Obligations of the Borrower under this Agreement, the Revolving Note and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower except Indebtedness of the Borrower to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of the Borrower or any of its Subsidiaries which secures indebtedness or other obligations of any Person except for Permitted Liens.

5.2    Updates to Schedules.

              Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide NCB in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until NCB, in its reasonable discretion, shall have accepted in writing such revisions or updates to such Schedule.

6.     CONDITIONS OF LENDING

          The obligation of NCB to make each Revolving Loan hereunder is subject to the performance by each of the Borrower of its Obligations to be performed hereunder at or prior to the making of each such Revolving Loan and to the satisfaction of the following further conditions:

6.1    Officer's Certificate.

              The representations and warranties of the Borrower contained in
Section 5 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date and each subsequent date when a Revolving Loan is made with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein and except changes in representations and warranties that, in the determination of NCB are not reasonably likely to result in a Material Adverse Change), and the Borrower shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to NCB a certificate of the Borrower, dated the Closing Date, and dated the first day of each succeeding fiscal quarter of the Borrower, to be delivered within five (5) Business Days thereafter, to each such effect and signed by one of the following officers: the Chief Executive Officer, President, Chief Financial Officer, Secretary or Assistant Secretary of the Borrower.

6.2                  Secretary's Certificate.

              There shall be delivered to NCB a certificate dated the Closing Date NCB


                               Exhibit (10.2)-p 31
and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to:

                     (i) all action taken by the Borrower in connection with this Agreement and the other Loan Documents;

                     (ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of the Borrower for purposes of this Agreement and the true signatures of such officers, on which NCB may conclusively rely; and

                     (iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing (or subsistence) of the Borrower in each state where organized or qualified to do business and a bring-down certificate by facsimile dated the Closing Date.

6.3    Subsidiaries Guaranty.

              There shall be delivered to NCB, a Subsidiaries Guaranty in the form attached hereto as Exhibit 6.3.

6.4    Opinion of Counsel.

              There shall be delivered to NCB a written opinion of Huddleston, Bolen, Beatty, Porter & Copen, counsel for the Borrower, dated the Closing Date and in form and substance satisfactory to NCB and its counsel as to such other matters incident to the transactions contemplated herein as NCB may reasonably request.

6.5    Legal Details.

              All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to NCB and counsel for NCB, and NCB shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to NCB and said counsel, as NCB or said counsel may reasonably request.

6.6    Payment of Fees.

              The Borrower shall have paid or caused to be paid to NCB, counsel fees, and all other fees, costs and expenses accrued through the Closing Date for which NCB is entitled to be reimbursed.

6.7    Officer's Certificate Regarding MACs.

              Since October 31, 1998, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of the Borrower or any Subsidiary of the Borrower, and there shall have been delivered to NCB a certificate of the Borrower dated the Closing Date and dated the first day of each succeeding fiscal quarter, to be delivered within five (5) Business Days thereafter, to each such effect, signed behalf of the Borrower by any one of the Chief Executive Officer, President, Chief Financial Officer, Secretary or Assistant Secretary of the Borrower.


                               Exhibit (10.2)-p 32

6.8    No Violation of Laws.

              The making of the Revolving Loan shall not contravene any Law applicable to the Borrower or to NCB.

6.9    No Actions or Proceedings.

              No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in NCB's reasonable judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.     COVENANTS

7.1    Affirmative Covenants.

          The Borrower, covenants and agrees that until payment in full of the Revolving Loan, and interest thereon, and satisfaction of all of the Borrower's other Obligations under the Loan Documents, the Borrower shall comply at all times with the following affirmative covenants:

7.1.1                   PRESERVATION OF EXISTENCE, ETC.

              The Borrower shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 7.2.5.

7.1.2            PAYMENT OF LIABILITIES, INCLUDING TAXES, ETC.

              The Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Borrower or Subsidiary of the Borrower.

7.1.3                      MAINTENANCE OF INSURANCE.

              The Borrower shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably determined by NCB.


                               Exhibit (10.2)-p 33

7.1.4                 MAINTENANCE OF PROPERTIES AND LEASES.

              The Borrower shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

7.1.5               MAINTENANCE OF PATENTS, TRADEMARKS, ETC.

              The Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

7.1.6                          VISITATION RIGHTS.

              The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of NCB to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as NCB may reasonably request, provided that NCB shall provide the Borrower with reasonable notice prior to any visit or inspection.

7.1.7               KEEPING OF RECORDS AND BOOKS OF ACCOUNT.

              The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

7.1.8                   PLANS AND BENEFIT ARRANGEMENTS.

              The Borrower shall, and shall cause each member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where any such failure would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans except where such failure would not result in a Material Adverse Change.

7.1.9                        COMPLIANCE WITH LAWS.

              The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects, provided that it shall not be deemed to be a violation of this Section
7.1.9 if any failure to comply with any Law would


                               Exhibit (10.2)-p 34
not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief any of which would constitute a Material Adverse Change.

7.1.10                          USE OF PROCEEDS.

7.1.10.1 General.

              The Borrower will use the proceeds of the Revolving Loan only to provide for financing acquisitions, capital expenditures and general working capital requirements.

7.1.10.2 Margin Stock.

              The Borrower shall not use the proceeds of the Revolving Loan to purchase or carry margin stock as more fully provided in Section 5. 1. 10.

7.1.10.3 Section 20 Subsidiaries.

              The Borrower will not, directly or indirectly, use any portion of the proceeds of the Revolving Loan (i) knowingly to purchase any Ineligible Securities from a Section 20 Subsidiary during any period in which such Section 20 Subsidiary makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by a Section 20 Subsidiary, or (iii) to make payment of principal or interest on Ineligible Securities underwritten or privately placed by as Section 20 Subsidiary and issued by or for the benefit of Borrower or any Affiliate of the Borrower.

7.2      Negative Covenants.

          The Borrower covenants and agrees that until payment in full of the Revolving Loan, and interest thereon and satisfaction of all of the Borrower's other Obligations hereunder, the Borrower shall comply with the following negative covenants:

7.2.1                            INDEBTEDNESS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

                     (i)    Indebtedness under the Loan Documents;

                     (ii) Existing Indebtedness as set forth on Schedule 7.2.1 (including any extensions, renewals or refinancings thereof), provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 7.2.1;

                     (iii) Capitalized and operating leases as and to the extent permitted under Section 7.2.13;

                     (iv) Indebtedness secured by Purchase Money Security Interests not exceeding $7,000,000;


                               Exhibit (10.2)-p 35

                     (v) the existing $12,500,000 unsecured term loan facility with PNC and the Banks pursuant to the Term Loan Agreement;

                     (vi) the existing $2,000,000 unsecured revolving credit facility with Bank One, West Virginia; and

                     (vii) the existing $5,600,000 secured term loan facility with PNC Bank, National Association.

7.2.2                                LIENS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

7.2.3                             GUARANTIES.

              Except for the Term Loan Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for the Guaranty of the Obligations of the Borrower provided by each Subsidiary of the Borrower pursuant to the Subsidiaries Guaranty.

7.2.4                        LOANS AND INVESTMENTS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

                     (i) trade credit extended on usual and customary terms in the ordinary course of business;

                     (ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

                     (iii)  Permitted Investments;

                     (iv) loans, advances and investments in Affiliates of the Borrower.

7.2.5       LIQUIDATIONS, MERGERS, CONSOLIDATIONS AND ACQUISITIONS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that


                               Exhibit (10.2)-p 36

              (1) any Affiliate of the Borrower may consolidate or merge into another Affiliate of the Borrower which is wholly-owned by the Borrower, and

              (2)    the Borrower may acquire, whether by purchase or by merger,
(A) all of the ownership interests and voting rights of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that each of the following requirements is met:

                     (i) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and the Loan Parties shall have delivered to the Banks written evidence of such approval prior to such Permitted Acquisition,

                     (ii) the Borrower is acquiring the ownership interests in such Person, such Person shall execute a Subsidiaries Guaranty in favor of NCB and the Banks in the form attached hereto as Exhibit 1. 1 (G) on or before the date of such Permitted Acquisition,

                     (iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as one or more line or lines of business conducted by the Borrower and shall comply with Section 7.2.8,

                     (iv) immediately prior to and after giving effect to such Permitted Acquisition, (A) no payment default exists, (B) no violation of
Section 7.2 exists, (C) NCB has not sent a notice of a violation of Section 7.1 which has not been cured and (D) no Event of Default exits,

                     (v) the Borrower shall provide the most recent available balance sheet and annual income statement for the acquired company at least five
(5) Business Days prior to the Permitted Acquisition. Additionally, if the acquired company, or if the total of all acquired companies acquired within any fiscal year if treated as a single acquisition, would constitute a "Significant Subsidiary" as that term is defined in Reg. Section 210.1-02(w) of Regulation S-X (17 CFR Part 210), Borrower shall provide a proforma consolidating balance sheet as of the most recent fiscal quarter and consolidating income statement for the most recent fiscal quarter and consolidating income statement for the most recent year-to-date period and for the prior year to include the acquired company and demonstrate on a proforma basis that it shall be in compliance with all the covenants contained in this Agreement after giving effect to such Permitted Acquisition by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate evidencing such compliance. Subject to the above limitations, Permitted Acquisitions may include any merger or acquisition, whether accounted for under GAAP as a purchase or a pooling of interests and regardless of whether the value of the Consideration paid or received is comprised of cash, common stock, preferred stock, assets or partnership interests, estimated value of earn-outs or other means,

7.2.6               DISPOSITIONS OF ASSETS OR SUBSIDIARIES.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, sell and leaseback, abandon or otherwise transfer or dispose of, voluntarily or


                               Exhibit (10.2)-p 37
involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

                     (i) transactions involving the sale of inventory in the ordinary course of business;

                     (ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of the Borrower's or such Subsidiary's business;

                     (iii) any sale, transfer or lease of assets by any Subsidiary of the Borrower to the Borrower; or

                     (iv) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased within the parameters of Section 7.2.13.

7.2.7                       AFFILIATE TRANSACTIONS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to any Affiliate of the Borrower or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm's-length terms and conditions which are fully disclosed to NCB and is in accordance with all applicable Law.

7.2.8                CONTINUATION OF OR CHANGE IN BUSINESS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than commercial printing, and certain leasing businesses in support thereof, and the supplying of office products and office furniture, substantially as conducted and operated by such Borrower or Subsidiary during the present fiscal year, and such Borrower or Subsidiary shall not permit any material change in such business.

7.2.9                   PLANS AND BENEFIT ARRANGEMENTS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to:

                     (i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan where such failure is likely to result in a Material Adverse Change;

                     (ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

                     (iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which would constitute a Material Adverse Change;


                               Exhibit (10.2)-p 38

                     (iv) permit the aggregate actuarial present value of all benefit liabilities (whether or not vested) under each Plan, determined on a plan termination basis, as disclosed in the most recent actuarial report completed with respect to such Plan, to exceed, as of any actuarial valuation date, the fair market value of the assets of such Plan;

                     (v) fail to make when due any contribution to any Multiemployer Plan that any Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, where such failure is likely to result in a Material Adverse Change;

                     (vi) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a Material Adverse Change;

                     (vii) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a Material Adverse Change;

                     (viii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

                     (ix) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

7.2.10                            FISCAL YEAR.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year from the twelve-month period beginning November 1 and ending October 31.

7.2.11                         ISSUANCE OF STOCK.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof except that the Borrower may issue stock: (a) as all or part of the Consideration for a Permitted Acquisition; (b) pursuant to the provisions of Borrower's 1993 Stock Option Plan or any successor plan providing for employee stock options; or ( c) incident to any stock split or dividend.

7.2.12                CHANGES IN ORGANIZATIONAL DOCUMENTS.

              The Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be adverse to NCB as determined by NCB in its sole discretion, without obtaining the prior written consent of NCB. The Borrower will provide true and correct copies of all amendments to organizational documents to NCB at the time annual financial


                               Exhibit (10.2)-p 39
statements are delivered.

7.2.13                  CAPITAL EXPENDITURES AND LEASES.

              Borrower shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, as defined by GAAP, including the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease, other than capital expenditures in the aggregate not to exceed 15% per annum of Borrower's total shareholder equity (as defined by GAAP) for the previous fiscal year ended, and all such capital expenditures and leases shall be made under usual and customary terms and in the ordinary course of business.

7.2.14                MINIMUM FIXED CHARGE COVERAGE RATIO.

              The Borrower shall not permit the ratio of Consolidated Cash Flow from Operations divided by Fixed Charges, calculated as of the end of each fiscal quarter for the previous four fiscal quarters then ended, to be less than
1.05 to 1.00 through October 31, 1999, and to be less than 1.10 to 1.0 thereafter.

7.2.15                          LEVERAGE RATIO.

              The Borrower shall not at any time permit the ratio of Total Senior Indebtedness divided by EBITDA to be greater than:

              2.50 to 1.0 as of October 31, 1998
              2.50 to 1.0 as of October 31, 1999
              2.25 to 1.0 as of October 31, 2000 and
              2.0 to 1.0 as of October 31 of each year thereafter.

7.2.16                    MINIMUM TANGIBLE NET WORTH.

                     The Borrower shall not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) 90% of Tangible Net Worth on the Closing Date, (ii) an amount equal to 50% of the Consolidated Net Income and
(iii) 100% of the proceeds of all stock issued by the Borrower or any of its Subsidiaries.

7.3    Reporting Requirements.

              The Borrower covenants and agrees that until payment in full of the Revolving Loan and interest thereon and satisfaction of all of the Borrower's other Obligations hereunder and under the other Loan Documents the Borrower will furnish or cause to be furnished to NCB:

7.3.1                   QUARTERLY FINANCIAL STATEMENTS.

              As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and


                               Exhibit (10.2)-p 40
period in the previous fiscal year.

7.3.2                     ANNUAL FINANCIAL STATEMENTS.

              As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and a consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur).

7.3.3                     CERTIFICATE OF THE BORROWER.

              Concurrently with the financial statements of the Borrower furnished to NCB pursuant to Sections 7.3.1 and 7.3.2, a certificate of the Borrower signed by the Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.3.3, to the effect that, except as described pursuant to Section 7.3.4, (i) the representations and warranties of the Borrower contained in Section 5 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Borrower has performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 7.2.

7.3.4                          NOTICE OF DEFAULT.

              Promptly after any executive officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed on behalf of the Loan parties by an executive officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action which the Borrower proposes to take with respect thereto.

7.3.5                        NOTICE OF LITIGATION.

              Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against the Borrower or any of its Subsidiaries which involve a claim or series of claims in excess of $1,000,000 or which if adversely determined would constitute a Material Adverse Change.

7.3.6                           CERTAIN EVENTS.

Written notice to NCB:

                     (i) at least ten (10) calendar days after closing, with respect to any proposed sale or transfer of assets pursuant to Section 7.2.6(iv), and


                               Exhibit (10.2)-p 41

                     (ii) within the restrictions set forth in Section 7.2.12, any amendments to the organizational documents of the Borrower,

7.3.7          BUDGETS, FORECASTS, OTHER REPORTS AND INFORMATION.

              Promptly upon their becoming available to the Borrower:

                     (i)    the annual budget and any forecasts of the Borrower,

                     (ii) any reports including reports on the internal control structure the Borrower based upon any audit of the Borrower,

                     (iii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

                     (iv) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

                     (v) upon NCB's reasonable request, a copy of any order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body, and

                     (vi) such other reports and information as any of NCB may from time to time reasonably request. The Borrower shall also notify NCB promptly of the enactment or adoption of any Law which may result in a Material Adverse Change.

7.3.8          NOTICES REGARDING PLANS AND BENEFIT ARRANGEMENTS.

                     7.3.8.1 Certain Events.

                     Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of

                     (i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

                     (ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder where such civil penalty or tax is likely to result in a Material Adverse Change,

                     (iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,


                               Exhibit (10.2)-p 42

                     (iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

                     (v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in
Section 4062(e) of ERISA,

                     (vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

                     (vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

                     (viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

                     (ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfounded benefit liability or obligation to make periodic contributions.

7.3.8.2  Notices of Involuntary Termination and Annual Reports.

                     Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC's intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of NCB each annual report (IRS Form 55OO series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

7.3.8.3  Notice of Voluntary Termination.

                     Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.       DEFAULT

8.1      Events of Default.

              An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary,


                               Exhibit (10.2)-p 43
involuntary or effected by operation of Law):

8.1.1                    PAYMENTS UNDER LOAN DOCUMENTS.

              The Borrower shall fail to pay any principal of the Revolving Loan (including mandatory prepayments or the payment due at maturity), or shall fail to pay any interest on the Revolving Loan after such principal or interest becomes due in accordance with the terms hereof or thereof, or the Borrower fails to pay any other amount owing hereunder or under the other Loan Documents after the date provided in an invoice or other notice of payment due.

8.1.2                         BREACH OF WARRANTY.

              Any representation or warranty made at any time by any of the Borrower herein or in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

8.1.3          BREACH OF NEGATIVE COVENANTS OR VISITATION RIGHTS.

              A default shall occur in the observance or performance of any covenant contained in Section 7.1.6 or Section 7.2;

8.1.4                      BREACH OF OTHER COVENANTS.

              Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty
(30) Business Days after the Chief Executive Officer, President, Chief Financial Officer or Corporate Secretary of the Borrower becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by NCB in its sole discretion);

8.1.5            DEFAULTS IN OTHER AGREEMENTS OR INDEBTEDNESS.

              A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which the Borrower or Subsidiary of the Borrower may be obligated as a borrower or guarantor in excess of $750,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits (because of nonpayment) or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

8.1.6                      FINAL JUDGMENTS OR ORDERS.

              Any final judgments or orders for the payment of money in excess of $100,000 in the aggregate shall be entered against the Borrower or any of its Subsidiaries by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;


                               Exhibit (10.2)-p 44

8.1.7                     LOAN DOCUMENT UNENFORCEABLE.

              Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

8.1.8             UNINSURED LOSSES; PROCEEDINGS AGAINST ASSETS.

              Any assets of the Borrower or its Subsidiaries are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

8.1.9                    NOTICE OF LIEN OR ASSESSMENT.

              A notice of Lien or assessment, other than a Permitted Lien, is filed of record with respect to all or any part of the assets of the Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

8.1.10                            INSOLVENCY.

          The Borrower or any Subsidiary of the Borrower ceases to be solvent or admits in writing its inability to pay its debts as they mature;

8.1.11         EVENTS RELATING TO PLANS AND BENEFIT ARRANGEMENTS.

              Any of the following occurs: (i) any Reportable Event, which NCB determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC, shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, NCB determines in good faith that the amount of the Borrower's liability is likely to exceed 10% of its Consolidated Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA;
(vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one


                               Exhibit (10.2)-p 45
or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), NCB determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group,

8.1.12                       CESSATION OF BUSINESS.

              The Borrower or Subsidiary of the Borrower ceases to conduct its business as contemplated, except as expressly permitted under Section 7.2.5 or 7.2.6, or the Borrower or Subsidiary of the Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof,

8.1.13                         CHANGE OF CONTROL.

              (i) Any person or group of persons (within the meaning of Sections 13 (a) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 33% or more of the voting capital stock of the Borrower; or (ii) Marshall T. Reynolds shall cease to have beneficial ownership of at least 40% of the voting capital stock of the Borrower.

8.1.14                      INVOLUNTARY PROCEEDINGS.

              A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower or Subsidiary of the Borrower in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of the Borrower or Subsidiary of the Borrower for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

8.1.15                       VOLUNTARY PROCEEDINGS.

              The Borrower or Subsidiary of the Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

8.2    Consequences of Event of Default.

              8.2.1 EVENTS OF DEFAULT OTHER THAN BANKRUPTCY, INSOLVENCY OR
                      REORGANIZATION PROCEEDINGS.

              If an Event of Default specified under Sections 8.1.1 through
8.1.13 shall occur and be continuing, NCB under no further obligation to make Loans hereunder and NCB,


                               Exhibit (10.2)-p 46
may by written notice to the Borrower, declare the unpaid principal amount of the Revolving Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Banks hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to NCB without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and

8.2.2        BANKRUPTCY, INSOLVENCY OR REORGANIZATION PROCEEDINGS.

              If an Event of Default specified under Section 8.1.14 or 8.1.15 shall occur, NCB shall be under no further obligation to make Revolving Loans hereunder and the unpaid principal amount of the Revolving Note then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to NCB hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3                               SET-OFF.

              If an Event of Default shall occur and be continuing, NCB, any participant of NCB which has agreed in writing to be bound by the provisions of
Section 9.13 and any branch, Subsidiary or Affiliate of NCB or any such participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Revolving Loans and all other Obligations of the Borrower hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower by such Bank or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower for its own respective account (but not including funds held in custodian or trust accounts) with NCB or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not NCB shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of such Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to NCB; and

8.2.4                     SUITS, ACTIONS, PROCEEDINGS.

              If an Event of Default shall occur and be continuing, NCB, if owed any amount with respect to the Revolving Note, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the Revolving Note, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of NCB; and

8.2.5                       APPLICATION OF PROCEEDS.

              From and after the date on which NCB has taken any action pursuant to this Section 8.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by NCB from the exercise of any other remedy by NCB, shall be applied as follows:


                               Exhibit (10.2)-p 47

                     (i) first, to reimburse NCB for out-of pocket costs, expenses and disbursements, including reasonable attorneys' and paralegals' fees and legal expenses, incurred by NCB in connection with realizing on the Collateral or collection of any Obligations of any of the Borrower under any of the Loan Documents;

                     (ii) second, to the repayment of all Indebtedness then due and unpaid of the Borrower to the Banks incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise, in such manner as NCB may determine in its discretion; and

                     (iii)  the balance, if any, as required by Law.

9.     [This Section Intentionally Omitted]

10.    MISCELLANEOUS

10.1   [This Section Intentionally Omitted]

10.2   No Implied Waivers, Cumulative Remedies, Writing Required.

          No course of dealing and no delay or failure of NCB in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of NCB under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of NCB of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.3   Reimbursement and Indemnification of NCB by the Borrower; Taxes;

          The Borrower unconditionally agrees to pay or reimburse NCB and hold NCB harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by NCB (i) in connection with the development, negotiation, preparation, printing, execution, syndication, interpretation and performance of this Agreement and the other Loan Documents,
(ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against NCB, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by NCB hereunder or thereunder, provided that


                               Exhibit (10.2)-p 48
the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from NCB's gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. At the Borrower's reasonable request, an officer of the Borrower may discuss initial budgets developed by counsel for NCB (as long as such counsel determines that no privilege will be waived as a result of such discussions). Nothing in this Section 10.3 prevents the Borrower from obtaining its own counsel and controlling its own defense in any action.

          The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by NCB to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save NCB harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

10.4   Holidays.

          Whenever payment of the Revolving Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day and such extension of time shall be included in computing interest and fee, except that the Revolving Loan shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day (except as provided in Section 3.1.2 with respect to Interest Periods), and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5   Notices.

          All notices, requests, demands, directions and other communications (as used in this Section 10.5, collectively referred to as "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly permitted hereunder and shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on Schedule 1. 1 (B) hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of telex or facsimile, when received, (b) in the case of hand-delivered notice, when hand-delivered, (e) in the case of telephone, when telephoned, provided, however, that in order to be effective, telephonic notices must be confirmed in writing no later than the next day by letter, facsimile or telex, (d) if given by mail, four (4) days after such communication is deposited in the mail with first-class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered; provided, that notices to NCB shall not be effective until received and provided, further, that any notices of a Potential Default or an Event of Default shall be sent by facsimile or overnight delivery service.


                               Exhibit (10.2)-p 49

10.6   Severability.

          The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7   Governing Law.

          This Agreement shall be deemed to be a contract under the Laws of the State of Ohio and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to its conflict of laws principles.

10.8   Prior Understanding.

          This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

10.9   Duration, Survival.

          All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of the Revolving Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by NCB, the making of the Revolving Loan, or payment in full of the Revolving Loan. All covenants and agreements of the Borrower contained in Sections 7.1, 7.2 and 7.3 herein shall continue in full force and effect from and after the date hereof until payment in full of the Revolving Loan. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Revolving Note, and Sections 2, 3 and 10.3, shall survive payment in full of the Revolving Loan.

10.10  Successors and Assigns.

              This Agreement shall be binding upon and shall inure to the benefit of NCB and the Borrower and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights and Obligations hereunder.

10.11  Confidentiality.

          NCB agrees to keep confidential all information obtained from the Borrower or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designate as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. NCB shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii), to assignees and participants as contemplated by Section 10. 10 provided that they shall execute an agreement in favor of the Borrower covering the matters set forth in this Section 10.12, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source


                               Exhibit (10.2)-p 50
not bound by confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

10.12  Counterparts.

          This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

10.13  NCB's Consent.

          Except as otherwise provided in the Loan Documents, whenever NCB's consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, NCB shall be authorized to give or withhold such consent in its reasonable discretion.

10.14  Exceptions.

          The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

10.15  CONSENT TO FORUM; WAIVER OF JURY TRIAL.

          THE BORROWER HEREBY IRREVOCABLY FURTHER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF FRANKLIN COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF OHIO, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS PROVIDED FOR IN SECTION 10.5 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. THE BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. THE BORROWER, NCB AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANN ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.


                               Exhibit (10.2)-p 51

          IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.


                                 CHAMPION INDUSTRIES, INC.,
                                 a West Virginia corporation

                                 By:
                                      ------------------------------------------
                                      David B. McClure
                                      Vice President and Chief Financial Officer


                                 NATIONAL CITY BANK

                                 By:
                                      ------------------------------------------
                                      David B. Yates
                                      Vice President and Regional Manager
                                      Regional Banking Division



                               Exhibit (10.2)-p 52

SCHEDULE 1.1 (B)
REVOLVING CREDIT COMMITMENT OF NCB AND ADDRESSES FOR NOTICES

PART I - COMMITMENT OF NCB AND ADDRESSES FOR NOTICES TO NCB

BANK                                                 COMMITMENT
----                                                 ----------
Name: National City Bank                             $10,000,000.00
Address: 155 E. Broad Street
3rd Floor
Columbus, OH 43251-0030
Attention:  David B. Yates, Vice President
Telephone (614) 463-8889
Telecopy: (614) 463-7959

With a Copy to:

Allen L. Handlan, Esq.
Kegler, Brown, Hill & Ritter, Co. L.P.A.
65 East State Street; Suite 1800
Columbus, Ohio  43215
Telephone: (614) 462-5400
Telecopy: (614) 464-2634

PART 2 - ADDRESSES FOR NOTICES TO BORROWER:

BORROWER:

Champion Industries, Inc.
P.O. Box 2968
Kyle Industrial Park
Industrial Lane
Route 2
Huntington, West Virginia 25728
Attention: David B. McClure, Vice President and Chief Financial Officer
Telephone: (304) 528-2700
Telecopy: (304) 528-2765

SCHEDULE 1.1 (P)


                               Exhibit (10.2)-p 53

PERMITTED LIENS

SCHEDULE 5.1.2
CAPITALIZATION

SCHEDULE 5.1.3
SUBSIDIARIES, PARTNERSHIPS AND LLC INTERESTS

SCHEDULE 5.1.20
EMPLOYEE BENEFIT PLAN DISCLOSURES

SCHEDULE 5.1.22
ENVIRONMENTAL DISCLOSURES

SCHEDULE 7.2.1
PERMITTED INDEBTEDNESS

EXHIBIT 1.1(G)
SUBSIDIARIES GUARANTY

EXHIBIT 1.1(T)
REVOLVING CREDIT NOTE

EXHIBIT 7.3.3

                        QUARTERLY COMPLIANCE CERTIFICATE


                               Exhibit (10.2)-p 54